Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Fourth Quarter and Full Year 2023 Earnings Teleconference

February 22, 2024, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

I am pleased to report that Edison International’s core EPS for 2023 was $4.76, which was above the midpoint of our guidance range despite the pending CEMA decision shifting into 2024. This strong performance demonstrates our ability to manage the business and extends our track record of meeting annual EPS guidance over the last two decades, as shown on page 3. Today, we are introducing 2024 EPS guidance of $4.75 to $5.05. This range incorporates a planned investment in O&M for reliability-focused activities and redeploys savings from prior years into operational excellence initiatives. This spending will benefit customers and therefore shareholders in the long run. I also reaffirm the strong confidence we have in our long-term EPS growth targets of 5 to 7% for 2021 through 2025, and 2025 through 2028. Maria will discuss our financial performance and outlook later on the call.

Page 4 shows our accomplishments in 2023. First, we once again delivered on our annual EPS guidance. Second, SCE exceeded its wildfire mitigation plan target to install 1,100 circuit miles of covered conductor, bringing the total to more than 5,580 in just five years. We are proud of this progress, which, combined with enhanced vegetation management, asset inspections, and other programs, has significantly reduced the need for public safety power shutoffs. Incorporating this progress into the independent wildfire risk model managed by Moody’s RMS, you can see on page 5 that SCE has achieved 85 to 88% risk reduction as compared to pre-2018 levels. Third, SCE filed its cost recovery application for the TKM events, requesting $2.4 billion. SCE provided a compelling case that it prudently designed, managed, and operated its equipment, and that the associated costs were reasonably incurred. Lastly, we raised our annual dividend by 5.8%, reflecting the board and management’s continued confidence and commitment to delivering on our EPS growth targets. Our dividend yield is in excess of 4% and remains a key component of our total return proposition. This marked the 20th consecutive annual increase in Edison International’s dividend.

Page 6 provides an update on the 2017/2018 wildfire resolution and our approach for 2024. I would like to emphasize three takeaways. First, SCE continues to make solid progress and overall claims are settling in line with expectations. SCE revised the best estimate of total losses upward by $65 million, with the majority of this based on a single settlement. The deadline in the Woolsey settlement protocol to provide complete claims packages was yesterday and SCE is now evaluating the responses. Second, the utility targets resolving more than 90% of Woolsey claims and filing the cost recovery application in Q3. Third, CPUC President Reynolds issued the scoping memo earlier this month for the TKM proceeding, which largely adopts SCE’s framing of the issues. We are encouraged by this ruling because the issues will be handled in a single phase, allowing for a final decision as soon as Q1 2025. Also, the schedule provides an opportunity for parties to submit a settlement agreement. I would like to remind you that our financial assumptions for 2025 and beyond do not factor in the cost recovery applications, which would represent substantial value for the company and SCE’s customers.

Page 7 summarizes the key management focus areas for 2024. On the wildfire mitigation front, SCE plans to install an additional 1,050 miles of covered conductor in 2024, after which this program will start to ramp down. By the end of next year, SCE will be approaching a significant milestone — 90% hardening of its total distribution lines in its high fire risk area. You can see this depicted on page 8. Also, SCE will continue its GRC advocacy for funding critical investments that will enable efficient electrification and the state’s clean energy transition. I want to emphasize that distribution grid investment accounts for more than 85% of SCE’s capital plan, and these investments are crucial for ensuring reliability, resiliency, and readiness. The CPUC has consistently approved this type of spending in previous GRCs, reinforcing our confidence in SCE’s request. As for the legal and financial categories, I just discussed our legal approach, including filing the Woolsey application in the third quarter, and Maria will discuss our financial targets shortly.

We at Edison are equally focused on the long term. As we have highlighted in several industry-leading white papers, the grid will be a key enabler for realizing California’s pathway to net zero. To get there, it will be critical to rapidly expand the high-voltage transmission system and localized distribution networks that serve customers. This aligns well with the underlying drivers of our investment outlook. As more and more vehicles and buildings are electrified, the electricity demand will increase by 80% over the next 20 years, which will benefit customer affordability through a 40% decrease in their total energy costs across electricity, gasoline, and natural gas. After years of flat demand, SCE is projecting an uptick in electricity usage of about 2% annually over the coming years.

To accelerate the development of new markets over time, SCE has developed innovative proposals, including its nation-leading suite of transportation electrification programs. Recently, although the CPUC denied SCE’s building electrification application due to near-term affordability pressures, it acknowledged SCE’s leadership in proposing programs to accelerate much-needed building decarbonization. The utility will continue to evaluate the results of other building electrification pilots it has in progress and look for different ways to support the state in advancing its clean energy priorities.

Another area where we continue to innovate is building our digital and AI capabilities to drive greater efficiency. We are investing in technologies to improve our data analytics skills to enhance decision-making and strengthen operational excellence. For example, we are using generative AI to improve inspections, customer experience, and grid planning. Today, our team is also using AI for research, workflow automations, and code development. In SCE’s customer service operations, AI is enabling call center agents to retrieve information faster, performing speech and sentiment analytics, and supporting billing operations. We will continue this proactive approach to capture value using new technology.

To conclude, our operational agenda is driven by safety, reliability, affordability, and resiliency in our overall utility operations, including SCE’s wildfire mitigation and industry-leading covered conductor program. Our financial agenda is very clear — deliver on our 2024 EPS guidance and achieve our EPS target for 2025. Our team and I are committed to executing strongly and we will continue to share our progress.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I will discuss fourth quarter and full year 2023 results, SCE’s capex and rate base opportunities, and 2024 EPS guidance. I want to reaffirm our unwavering confidence in achieving our long-term EPS growth target of 5 to 7% from 2021 to 2025. I’ll elaborate on the factors underpinning this confidence shortly.

Let me begin with fourth quarter results. EIX reported core EPS of $1.28. As you can see from the year-over-year quarterly variance analysis shown on page 9, core earnings grew by 13 cents primarily due to higher GRC revenue and lower O&M, partially offset by an increase in interest expense. The parent company also had a gain on preferred stock repurchases. For the full year, EIX’s core EPS of $4.76 was above the midpoint of our guidance range. For context, you’ll recall that we identified two specific items in this guidance — the pending CEMA decision and the tender offer for EIX’s preferred stock. The CEMA decision shifted into 2024 and the gain on the preferred stock repurchase was 4 cents. I’m also pleased to inform you that our operational excellence initiatives are off to a solid start, and we are seeing this translate into higher operating efficiency throughout the business. This was reflected in better-than-expected SCE operational variances. Summing up our 2023 performance, the key takeaway is that we continued to manage the variability in the business and yet again deliver core EPS above the midpoint. Page 10 shows the components of our performance versus guidance.

Turning to SCE’s capital and rate base forecasts shown on pages 11 and 12, I want to emphasize two messages. First, SCE has a robust and high-quality capital investment plan for 2023 through 2028. The utility plans to invest $38 to $43 billion, the majority of which is in the distribution grid. This spending covers several critical areas, including infrastructure replacement, wildfire mitigation, load growth, new service connections, and inspections and maintenance. This type of spending has been approved in prior GRCs, so we view these as high-quality and lower-risk. Moreover, they directly support California’s leading role in transitioning to a carbon-free economy. Second, these forecasts do not incorporate substantial additional long-term capex opportunities in several areas. The utility will file standalone applications with the CPUC for the NextGen ERP and AMI 2.0 programs once they have been fully developed. On the FERC side, SCE is the incumbent transmission owner for 17 projects approved in CAISO’s transmission plan, which we expect will result in more than $2 billion of investment.

Turning to 2024 EPS guidance, the range of $4.75 to $5.05 and modeling considerations are outlined on page 13. As you can see, rate base earnings growth is strong, though our EPS guidance implies modest growth for the year. There are three primary reasons for this.

●	First, interest expense on wildfire settlement-related debt grows by about 16 cents, driven by refinancing $2.1 billion of maturities and issuing additional debt to fund the balance of the claims resolutions. I want to be very clear that the utility expects to seek full CPUC cost recovery of all eligible claims payments, including financing costs.
●	Second, SCE Operational Variance is 15 to 34 cents lower year-over-year. As we’ve noted, this captures SCE’s variations from authorized levels, including such items as AFUDC, O&M, depreciation, financing, and true-ups from regulatory approvals. Pedro talked earlier about the planned increase in O&M as SCE spends on targeted reliability-focused activities and redeploys savings into operational excellence initiatives. This accounts for 15 to 20 cents of the total year-over-year change. The utility continues to spend in its operations, including Distribution, Customer Service, and IT, to support reliability and benefit customers in the long run.
●	Third, Parent & Other costs are higher, primarily due to the absence of the gain on last year’s preferred stock repurchase, and also having a full year of interest on the junior subordinated notes issued in excess of the amounts needed to fund the repurchase.

Turning to page 14, I want to emphasize the strong underlying business growth that is being masked by the growing interest expense on wildfire claims debt. As you see on the chart, we are on track to achieve 5 to 7% core EPS growth for 2021 through 2025. This is despite the burden of about $325 million of pre-tax interest, or 61 cents per share, which reduces our core EPS growth by 250‑basis points over this period. On the other hand, this illustrates the substantial potential value from successful resolution of the cost recovery proceedings.

I would now like to address the big increase in 2025 core EPS and share some insight into what makes us confident in delivering on our commitment. To do this, we are going beyond our typical one-year forward guidance and providing a bridge between the midpoints of 2024 and 2025 core EPS guidance, which is on page 15. The biggest contributor to earnings growth comes from an increase in rate base earnings. You will recall that for the last several years we’ve been projecting rate base to increase by 11 to 14% in 2025. This step-up has two components. The first relates to the 2025 GRC which in total drives 63 cents of the change. The drivers for this increase are 2025 capex and rate base true-ups, including differences in the timing and mix of capital deployed over the prior rate case cycle. The second component relates to non-GRC applications to recover past wildfire mitigation and other spending, as well as FERC-jurisdictional investment. This represents the remaining 15 cents. A significant portion of this relates to covered conductor installation and other mitigation spending above what was authorized in SCE’s 2021 GRC.

Outside the rate base EPS, I want to underscore that operational variances are not a key driver, and its contribution is in line with historical levels. Further, we see wildfire interest expense moderating as the claims settlement process should be substantially complete and SCE has only $300 million of wildfire debt maturing in 2025. Let me summarize by saying that our confidence is underpinned by these growth drivers, further bolstered by the fact that headwinds in 2024 are expected to moderate going into 2025.

Turn to page 16. Following an active year of capital market execution in 2023, our planned 2024 financing activities are minimal. In December, EIX pre-funded $75 million of the $100 million annual equity need with our junior subordinated notes offering. The remainder will be addressed through internal programs by the end of Q1. As for the rest of the parent’s funding needs, we expect to issue $500 million of debt to refinance a maturity.

Turning to page 17, we are also reiterating our core EPS growth target of 5 to 7% for 2025 through 2028, which only requires $100 million of equity per year. On the right side of the page, we’ve now laid out the consolidated sources and uses for this period.

Let me conclude by saying our confidence in meeting our 2024 and 2025 EPS targets remains strong. Additionally, there are also potential value creation opportunities that are not factored into our guidance metrics or the company’s equity value. These are:

●	Cost recovery for the 2017 and 2018 events,
●	Successfully executing our operational excellence program, the cornerstone for SCE’s cost leadership and lowest system average rate among major IOUs in California, and
●	Incremental CPUC and FERC growth investment opportunities.

We look forward to executing on our plans and sharing progress on the next quarterly earnings call.